Exhibit 5

AMENDMENT NO. 1

TO FIDELITY BOND ALLOCATION AGREEMENT

This AMENDMENT NO. 1 dated October 31, 2008 (the “Amendment”) by and among, individually and not jointly, each of the registered investment companies listed on Schedule A hereto, each on behalf of each of its series (each such registered investment company being referred to herein individually as a “Company” and collectively as the “Companies”), Columbia Management Advisors, LLC (“CMA”), Columbia Management Distributors, Inc. (the “Distributor”) and Columbia Management Services, Inc. (the “Transfer Agent” and collectively with CMA and the Distributor, the “Other Insureds”) amends that certain Fidelity Bond Allocation Agreement dated October 31, 2007 among the Companies and the Other Insureds therein (the “Agreement”), as specifically provided below.

I. Amendment

A. Terms used but not otherwise defined herein shall have the meaning ascribed to them by the Agreement unless otherwise defined herein.

B. Schedules A and B of the Agreement are hereby amended as attached hereto.

II. Miscellaneous

A. Except as specifically amended hereby, the Agreement shall remain in full force and effect.

B. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement by its respective officer as of the date first set forth above.

COLUMBIA FUNDS SERIES TRUST
COLUMBIA FUNDS VARIABLE INSURANCE TRUST I
COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC
BANC OF AMERICA FUNDS TRUST
COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS VARIABLE INSURANCE TRUST
COLUMBIA FUNDS INSTITUTIONAL TRUST each on behalf of each of its series,

For each of the above,

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President and Chief Financial Officer

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ Christopher L. Wilson
Name:	Christopher L. Wilson
Title:	Managing Director

COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

By:	/s/ Michael A. Jones
Name:	Michael A. Jones
Title:	President

COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ Stephen T. Welsh
Name:	Stephen T. Welsh
Title:	President

Schedule A

Dated October 31, 2008

Registered Investment Companies

Banc of America Funds Trust

Columbia Funds Institutional Trust

Columbia Funds Master Investment Trust, LLC

Columbia Funds Series Trust

Columbia Funds Series Trust I

Columbia Funds Variable Insurance Trust

Columbia Funds Variable Insurance Trust I

Schedule B

Dated October 31, 2008

Bond Period:	October 31, 2007 – November 30, 2008
Bond:	Bond No. 87152017B issued by ICI Mutual Insurance Company
Limit of Liability:	$75,000,000

Primary Coverage Allocable to Each Insured

Companies	Amount
Banc of America Funds Trust	$125,000
Columbia Funds Institutional Trust	$1,250,000
Columbia Funds Master Investment Trust, LLC	$3,240,561
Columbia Funds Series Trust	$32,138,720
Columbia Funds Series Trust I	$5,045,719
Columbia Funds Variable Insurance Trust	$1,500,000
Columbia Funds Variable Insurance Trust I	$1,700,000
Subtotal:	$45,000,000
Other Insureds
Columbia Management Advisors, LLC	$20,000,000
Columbia Management Distributors, Inc.	$5,000,000
Columbia Management Services, Inc.	$5,000,000
Subtotal:	$30,000,000
Total	$75,000,000

Insured	Percentage Allocation of Premium (%)
Companies	60
Other Insureds	40
Total	100

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